                                                                   EXHIBIT 99.1

                                                      E X E C U T I O N  C O P Y

Exhibit 1


                             ACQUISITION AGREEMENT

                                     among

                           OAKWOOD HOMES CORPORATION,

                            A & B ACQUISITION CORP.

                                      and

                            SCHULT HOMES CORPORATION





                          Dated as of January 5, 1998

TABLE OF CONTENTS


ARTICLE 1  THE MERGER...................................................... i
    1.1    The Merger...................................................... i
    1.2    The Closing..................................................... i
    1.3    Effective Time.................................................. i
ARTICLE 2  ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
           CORPORATION..................................................... i
    2.1    Articles of Incorporation....................................... i
    2.2    Bylaws.......................................................... i
ARTICLE 3  CONVERSION OF SCHULT COMMON STOCK............................... i
    3.1    Conversion of Shares.................................            i
    3.2    Stock Options................................................... i
    3.3    Exchange Agent; Funding......................................... i
    3.4    Withholding Rights.............................................. i
    3.5    Dissenting Shares............................................... i
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF SCHULT........................ i
    4.1    Organization and Qualification: Subsidiaries.................... i
    4.2    Articles of Incorporation and Bylaws............................ i
    4.3    Capitalization.................................................. i
    4.4    Authority Relative to this Agreement............................ i
    4.5    No Conflict; Required Filings and Consents...................... i
    4.6    Compliance...................................................... i
    4.7    Other Interests ................................................ i
    4.8    SEC Filings; Financial Statements............................... i
    4.9    Subsequent Events............................................... i
    4.10   Tax Matters..................................................... i
    4.11   Employees and Fringe Benefit Plans.............................. i
    4.12   Title to Assets................................................. i
    4.13   Condition of Tangible Assets.................................... i
    4.14   Leases.......................................................... i
    4.15   Adequacy of Assets.............................................. i
    4.16   Arms-Length Transaction......................................... i
    4.17   Lawfully Operating.............................................. i
    4.18   Litigation...................................................... i
    4.19   State Takeover Laws............................................. i
    4.20   Labor Matters................................................... i
    4.21   No Brokers...................................................... i
    4.22   Bank Accounts................................................... i
    4.23   Insurance....................................................... i
    4.24   Warranty and Product Liability Matters.......................... i
    4.25   Warranty, Repurchase and Other Service Obligations.............. i
    4.26   Dealer Arrangements............................................. i
    4.27   Guarantees...................................................... i
    4.28   Prospective Changes............................................. i
    4.29   Full Disclosure................................................. i


ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF OAKWOOD AND MERGER
           SUB....................................................................... ii
    5.1    Organization and Qualification............................................ ii
    5.2    Authority Relative to this Agreement...................................... ii
    5.3    No Conflict: Required Filings and Consents................................ ii
    5.4    Brokers................................................................... ii
    5.5    Full Disclosure........................................................... ii
ARTICLE 6  COVENANTS................................................................. ii
    6.1    Covenants of Oakwood and Schult........................................... ii
    6.2    Covenants of Schult....................................................... ii
    6.3    Covenants of Oakwood...................................................... ii
ARTICLE 7  CONDITIONS................................................................ ii
    7.1    Conditions to Each Party's Obligation to Effect the Merger................ ii
    7.2    Conditions to Obligation of Schult to Effect the Merger................... ii
    7.3    Conditions to Obligation of Oakwood and Merger Sub to Effect the Merger... ii
ARTICLE 8  TERMINATION............................................................... ii
    8.1    Termination by Mutual Consent............................................. ii
    8.2    Termination by Either Oakwood or Schult................................... ii
    8.3    Termination by Schult..................................................... ii
    8.4    Termination by Oakwood.................................................... ii
    8.5    Effect of Termination and Abandonment..................................... ii
    8.6    Extension: Waiver......................................................... ii
    8.7    Cost Reimbursement Agreement.............................................. ii
ARTICLE 9  GENERAL PROVISIONS........................................................ ii
    9.1    Notices................................................................... ii
    9.2    Expenses.................................................................. ii
    9.3    Assignment, Binding Effect, Benefit....................................... ii
    9.4    Entire Agreement.......................................................... ii
    9.5    Amendment................................................................. ii
    9.6    Governing Law............................................................. ii
    9.7    Counterparts.............................................................. ii
    9.8    Headings.................................................................. ii
    9.9    Interpretation............................................................ ii
    9.10   Waivers................................................................... ii
    9.11   Severability.............................................................. ii
    9.12   Enforcement of Agreement.................................................. ii
    9.13   Effectiveness............................................................. ii

                            ACQUISITION AGREEMENT


     This ACQUISITION AGREEMENT (the "Agreement"), is made and entered into as of the 5th day of January 1998, by and among OAKWOOD HOMES CORPORATION, a north Carolina corporation ("Oakwood"), A & B ACQUISITION CORP., a newly formed Indiana corporation and wholly-owned subsidiary of Oakwood ("Merger Sub"), and SCHULT HOMES CORPORATION, an Indiana corporation ("Schult").

                                  WITNESSETH:

     WHEREAS, The Boards of Directors of Oakwood, Merger Sub and Schult each have determined that a business combination pursuant to which Merger Sub will merge with and into schult and schult will become a wholly-owned subsidiary of Oakwood is in the best interests of the respective companies and their shareholders, and accordingly have approved the merger provided for herein upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


ARTICLE 1

                                  THE MERGER


     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law ("IBCL"), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Schult and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Schult shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly-owned subsidiary of Oakwood.

     1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., NationsBank Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina, at 9:00 a.m., Charlotte time, as promptly as practicable (and in any event within two business days) following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Oakwood and Schult may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

     1.3 Effective Time.  If all of the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, on the Closing Date the parties hereto shall cause Articles of Merger meeting the requirements of Section 23-1-40-5 of the IBCL and substantially in the form of Exhibit A attached hereto (the "Articles of Merger") to be properly executed and filed, together with a Plan of Merger meeting the requirements of Section 23-1-40-1 of the IBCL and substantially in the form of Exhibit B attached hereto (the "Plan of Merger" and together with the Articles of Merger, the "Merger Documents"), with the Secretary of State of Indiana. The Merger shall become effective at the time of filing of the Merger Documents or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

ARTICLE 2

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION


     2.1 Articles of Incorporation. The Articles of Incorporation of Schult in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2 Bylaws. The Bylaws of Schult in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

ARTICLE 3

                      CONVERSION OF SCHULT COMMON STOCK


     3.1 Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Oakwood, Merger Sub, Schult or the holders of any of their respective securities, each Common Share of Schult ("Schult Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (if applicable and as defined in Section 3.5(a)) shall be converted into the right to receive a cash amount equal to $22.50 per share (the "Merger Consideration"). At the Effective Time, all shares of Schult Common Stock shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the cash consideration provided for in this Agreement or, in the case of Dissenting Shares, the fair value therefor as described in Section 3.5(a). The holders of certificates previously evidencing such shares of Schult Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except to receive the Merger Consideration as otherwise provided herein or by law.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Oakwood, Merger Sub or Schult, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding prior to the Effective Time, shall be converted into one share of Common Stock of Schult as the Surviving Corporation. From and after the Effective Time, Oakwood, as holder of all of the outstanding shares of Merger Sub Common Stock, shall have the right to receive a certificate evidencing ownership of Common Stock of Schult as provided hereinabove upon its surrender of the certificate or certificates representing all shares of Merger Sub Common Stock. Until surrender, each outstanding certificate which prior to the Effective Time represented Merger Sub Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of whole shares of Schult Common Stock into which the shares of Merger Sub Common Stock have been so converted.

     3.2 Stock Options. Prior to the Effective Time, each holder of an outstanding Schult Stock Option (as defined in Section 4.3) to purchase shares of Schult Common Stock, shall have either (a) exercised such options (so long as such option is vested and exercisable at such time) or (b) agreed to the amendment of such options in the manner described in the following sentence. The Schult Stock Options outstanding as of the Effective Time shall be amended such that Oakwood shall be substituted for Schult as a party thereto and shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Schult Stock Options were issued as in effect immediately prior to the Effective Time, except that (a) each Schult Stock Option shall be exercisable for that number of whole shares of Oakwood Common Stock equal to the product of the number of shares of Schult Common Stock covered by such Schult Stock Option immediately prior to the Effective Time multiplied by the fraction obtained by dividing $22.50 by the closing price of Oakwood Common Stock on the New York Stock Exchange on the date hereof (the "Exchange Ratio") and rounded up to the nearest whole number of shares of Oakwood Common Stock and (b) the price at which each such Schult Stock Option is exercisable shall be equal to the exercise price of the Schult Stock Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest cent. Oakwood shall (i) reserve for issuance the aggregate number of shares of Oakwood Common Stock that will become issuable upon the exercise of such Schult Stock Options pursuant to this Section 3.2 and (ii) as soon as practicable after the Effective Time, file a registration statement on Form S-3 or Form S-8 (or any successor or other appropriate form), as determined by Oakwood, with respect to the shares of Oakwood Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Nothing in this
Section 3.2 shall affect the schedule of vesting with respect to the Schult Stock Options to be assumed by Oakwood. For each outstanding Schult Stock Option, Schedule 3.2 sets forth the number of shares of Schult Common Stock for which such option is exercisable and the exercise price with respect thereto.

     3.3 Exchange Agent; Funding.

     (a) Exchange Agent. Oakwood shall designate and engage an exchange agent, subject to the reasonable approval of Schult (the "Exchange Agent"), sufficiently in advance of the Effective Time so that the exchange of cash for shares of Schult Common Stock to be effected pursuant to the Merger Documents can be commenced as soon as possible after the Effective Time. Such Exchange Agent shall be a bank or trust company mutually acceptable to Oakwood and Schult, it being agreed that Harris Trust, Schult's transfer agent, is mutually acceptable.

     (b) Funding. Subject to the terms and conditions of this Agreement, Oakwood shall cause (i) there to be available to the Exchange Agent, at or prior to the Effective Time, for purposes of the conversion and exchange of shares of Schult Common Stock in the Merger, the aggregate amount of cash to be delivered to the shareholders of Schult pursuant to the Plan of

Merger and (ii) Merger Sub to take such other actions as shall be necessary for it to consummate the Merger.

     3.4 Withholding Rights.

     Oakwood, Schult or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of or options to acquire Schult Common Stock such amounts as Oakwood, Schult or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code (hereinafter defined) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Oakwood, Schult or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Schult Common Stock in respect of which such deduction and withholding was made by Oakwood, Schult or the Exchange Agent.

     3.5 Dissenting Shares.

     (a) If provided for under the IBCL, notwithstanding any other provision of this Agreement to the contrary, shares of Schult Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders of Schult who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment for such shares in accordance with Sections 23-1-44 et seq. of the IBCL and who shall not have withdrawn such demand or have been deemed or otherwise have forfeited the right to payment (such shares of Schult Common Stock being referred to as the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares of Schult Common Stock held by them in accordance with the provisions of the IBCL, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for such shares of Schult Common Stock under the IBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the certificate or certificates that formerly evidenced such shares of Schult Common Stock.

     (b) Schult shall give Oakwood (i) prompt notice of any demands for payment received by Schult, withdrawals of such demands, and any other instruments delivered pursuant to the IBCL and received by Schult and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the IBCL. Schult shall not, except with the prior written consent of Oakwood, make or commit to make any payment with respect to any demands for payment, or offer to settle, or settle, any such demands.

ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF SCHULT


     Schult hereby makes the representations and warranties contained in this
Article 4. As used herein, where a statement is made "to the knowledge" or "the best knowledge" of Schult or a Schult Subsidiary (as defined below) or a statement is made that Schult or a Schult Subsidiary "knows" a particular fact or circumstance, such knowledge shall include the knowledge of the officers and key employees of Schult and each Schult Subsidiary after (a) review by such officers and key employees of the pertinent business records of Schult and each Schult Subsidiary in their files and (b) inquiry by one or more of such officers and key employees of each attorney or accountant retained by Schult or any Schult Subsidiary who is reasonably believed to have relevant information about the matter as to which such knowledge or lack of knowledge is asserted (the scope of such review and inquiry being that of a reasonable person under the circumstances). As used herein, the term "Schult Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of Schult and the Schult Subsidiaries, taken as a whole, excluding any changes or effects caused by changes in general economic conditions or changes generally affecting Schult's industry. As used herein, the term "Disclosure Memorandum" means a memorandum delivered by Schult to Oakwood within ten days following the date hereof in form satisfactory to Oakwood in its reasonable judgment and containing certain disclosures regarding Schult and the Schult Subsidiaries under this Agreement. In the event that, in Oakwood's reasonable judgment, any information or disclosures, individually or in the aggregate, contained in the Disclosure Memorandum constitutes or would have a Schult Material Adverse Effect, Oakwood shall be entitled to terminate this Agreement by giving written notice to Schult on or before the second business day after the Due Diligence Completion Date (as defined in Section 7.3(d)).

     4.1 Organization and Qualification: Subsidiaries.

     Schult and each subsidiary of Schult (a "Schult Subsidiary"), which subsidiaries and their capitalization are set forth in the Disclosure Memorandum (as defined above), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Schult Material Adverse Effect (as defined below). Schult and each Schult Subsidiary are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Schult Material Adverse Effect.

     4.2 Articles of Incorporation and Bylaws.

     Schult has heretofore made available to Oakwood a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of Schult and each Schult Subsidiary. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Neither Schult or any Schult

Subsidiary is in violation of any provisions of its Articles of Incorporation, Bylaws or equivalent organizational documents.

     4.3 Capitalization.

     The authorized capital stock of Schult consists of 10,000,000 shares of Schult Common Stock and 2,000,000 Preferred Shares. As of the date hereof, (i) 4,475,875 shares of Schult Common Stock were issued and outstanding, all of which shares were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, (ii) 180,000 shares of Schult Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to Schult's 1995 Share Incentive Plan and any other employee stock option plan or program, which options were not granted in violation of any preemptive rights, (iii) 9,177 shares of Schult Common Stock were reserved for future issuance pursuant to outstanding director units granted pursuant to Schult's Directors Deferred Compensation Plan and any other director award or stock option plan or program, which units were not granted in violation of any preemptive rights, (iv) 381 shares were reserved for issuance under Schult's Employee Share Purchase Plan pursuant to payroll deductions made on or before the date hereof, which shares are to be purchased in January 1998 on a per share price based on the closing price for Schult Common Stock on the American Stock Exchange on December 31, 1997, (v) 8,000 shares of Schult Common Stock were reserved for future issuance pursuant to an option granted to Mike Wolf with an aggregate option price of $1.00 (the "Wolf Option") (the Wolf Option and any employee or director stock option or award issued under any plan described in the preceding clauses (ii) through (iv) being a "Schult Stock Option") and (vi) no Preferred Shares are currently outstanding. Except as set forth in this Section 4.3, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Schult or any Schult Subsidiary obligating Schult or any Schult Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Schult or any Schult Subsidiary. All shares of Schult Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Schult or any Schult Subsidiary to repurchase, redeem or otherwise acquire any shares of Schult Common Stock or any capital stock of any Schult Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Schult Subsidiary or any other person or entity. Each outstanding share of capital stock of each Schult Subsidiary has been duly authorized, validly issued, and is fully paid and nonassessable, was not issued in violation of any preemptive rights and is owned beneficially and of record by Schult or a Schult Subsidiary. Each such outstanding share of capital stock of a Schult Subsidiary is owned by Schult or a Schult Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Schult's or such other Schult Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. All offers and sales of Schult Common Stock and the capital stock of any Schult Subsidiary prior to the date hereof were at all relevant times duly registered under or exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and were duly registered under or exempt from the registration requirements of the applicable state securities or "blue sky" laws ("Blue Sky Laws").

     4.4 Authority Relative to this Agreement.

     Schult has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Schult and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Schult are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, any approval and adoption of this Agreement and the Plan of Merger by the holders of Schult Common Stock and the filing and recordation of appropriate merger documents as required by Indiana law). This Agreement has been duly and validly executed and delivered by Schult and, assuming the due authorization, execution and delivery by Oakwood and Merger Sub, constitutes a legal, valid and binding obligation of Schult enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     4.5 No Conflict; Required Filings and Consents.

     (a) Except as set forth in the Disclosure Memorandum or in the exceptions in Section 4.5(b) below, the execution and delivery of this Agreement by Schult do not, and the performance of the transactions contemplated herein by Schult will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of Schult or any Schult Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Schult or any Schult Subsidiary or by which property or assets of Schult or any Schult Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Schult or any Schult Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Schult or any Schult Subsidiary is a party or by which Schult or any Schult Subsidiary or any property or asset of Schult or any Schult Subsidiary is bound or affected.

     (b) The execution and delivery of this Agreement by Schult do not, and the performance of this Agreement by Schult will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR" Act") and (iii) filing and recordation of the Merger Documents as required by Indiana law.

     4.6 Compliance.

     Except as set forth in the Disclosure Memorandum, neither Schult or any Schult Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to Schult or any Schult Subsidiary or by which any property or asset of Schult or any Schult Subsidiary is bound or affected or (b) the provisions of any note, bond, mortgage, indenture, contract, agreement, understanding, arrangement, commitment, lease, license, permit, franchise or other instrument or obligation to which Schult or any Schult Subsidiary is a party or by which Schult or any Schult Subsidiary or any property or asset of

Schult or any Schult Subsidiary is bound or affected, nor does any circumstance exist which with notice or the passage of time or both would result in such a conflict, default, or violation, except where such conflict, violation or default would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Schult from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Schult Material Adverse Effect.

     4.7 Other Interests.

     Other than the Schult Subsidiaries or as set forth in the Disclosure Memorandum, Schult does not own directly or indirectly any interest or investment in any corporation, partnership, limited liability company, joint venture, business, trust or other entity.

     4.8 SEC Filings; Financial Statements.

     (a) Schult has filed all forms, reports and documents required to be filed by it with the SEC since June 15, 1995, and has heretofore delivered to Oakwood, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended June 28, 1997, (ii) its Quarterly Report on Form 10-Q for the period ended September 27, 1997, (iii) all proxy statements relating to Schult's meetings of shareholders (whether annual or special) held since January 1, 1996 and (iv) all other forms, reports and other registration statements filed by Schult with the SEC since June 15, 1995 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), and (iv) above being referred to herein, collectively, as the "Schult SEC Reports"). The Schult SEC Reports and any other forms, reports and other documents filed by Schult with the SEC after the date of this Agreement (x) at the time of filing were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Schult SEC Reports (the "Financial Statements") was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Schult and the Schult Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount). The Financial Statements have been prepared from the books and records of Schult and the Schult Subsidiaries which accurately and fairly reflect the transactions and dispositions of the assets of Schult and the Schult Subsidiaries in accordance with generally accepted accounting principles.

     (c) As of September 27, 1997, or any subsequent date for which a balance sheet is provided, Schult had no known material liabilities, contingent or otherwise, whether due or to become due, other than as indicated on the balance sheet, or in the notes thereto, as of such date, and Schult's reserves for uncollectible receivables and contingent liabilities were adequate. Schult and the Schult Subsidiaries have adequately funded all accrued employee benefit costs and such funding (to the date thereof) is reflected in the September 27 Balance Sheet (as such term is defined in Section 4.12(c)).

     (d) All Debt of Schult and any Schult Subsidiary is set forth in the Disclosure Memorandum. The term "Debt" means all liabilities, obligations and indebtedness for borrowed money including but not limited to (a) obligations evidenced by bonds, debentures, notes or other similar instruments and (b) all obligations of any lessee under any lease of any property that should, in accordance with generally accepted accounting principles, be classified and accounted for as a capital lease on a consolidated balance sheet of Schult and the Schult Subsidiaries. Except as set forth in the Disclosure Memorandum, all such Debt may be prepaid in full without premium or penalty.

     4.9 Subsequent Events. Except as set forth in the Disclosure Memorandum or as specifically described in the footnotes to the Financial Statements, since June 28, 1997 there has not been:

     (a) any Schult Material Adverse Effect, and no Schult Material Adverse Effect is reasonably expected to occur;

     (b) any disposition or issuance by Schult or any Schult Subsidiary of any of its capital stock (other than in connection with the exercise of a vested and exerciseable Schult Stock Option), or of any option or right or privilege to acquire any of its capital stock, or any acquisition or retirement by Schult of any of its capital stock;

     (c) any sale, mortgage, pledge, grant, dividend or other disposition or transfer of any asset or interest owned or possessed by Schult or any Schult Subsidiary, other than those occurring in the ordinary and regular course of business consistent with past practices and prior periods;

     (d) any expenditure or commitment by Schult or any Schult Subsidiary for the acquisition of assets of any kind, other than expenditures or commitments in the ordinary and regular course of business consistent with past practices and prior periods;

     (e) any damage, destruction or loss of such character as to interfere materially with the continued operation of any part of the business of Schult or any Schult Subsidiary (whether or not such loss was insured against) or to have a Schult Material Adverse Effect;

     (f) any increase in the compensation payable or to become payable by Schult or any Schult Subsidiary to any officer or key employee of Schult or any Schult Subsidiary, or any agreement therefor;

     (g) any change made or authorized in the Articles of Incorporation or Bylaws (or other organizational documents) of Schult or any Schult Subsidiary;

     (h) any loans or advances by or to Schult or any Schult Subsidiary, other than renewals or extensions of existing indebtedness and uses of lines of credit in the ordinary course of business;

     (i) any cancellation or payment by Schult or any Schult Subsidiary of any indebtedness owing to or owed by it other than in the ordinary course of business, or any cancellation or settlement by Schult or any Schult Subsidiary of any claims against others;

     (j) any failure by Schult or any Schult Subsidiary to operate its business other than in the ordinary course of business, any change from past practices in the manner of building or depleting inventories, incurring or collecting receivables, or incurring or paying trade payables or accrued liabilities;

     (k) any failure to maintain the books and records of Schult or any Schult Subsidiary consistent with past practices, or any write-down of assets shown on the books and records of Schult or any Schult Subsidiary, or the establishment of any reserves or accruals in an amount or nature that is not consistent with past practices or prior periods;

     (l) any change in accounting practices; or

     (m) any agreement or commitment by or on behalf of Schult or any Schult Subsidiary to do or to take any of the actions referred to in the foregoing subparagraphs (a) through (1).

     4.10 Tax Matters

     Schult and the Schult Subsidiaries have duly filed all Tax reports and returns required to be filed by them as of the date hereof or have validly extended the due date for the filing thereof and have duly paid all Taxes and other charges (whether or not shown on any Tax return) due or expressly claimed to be due from them by federal, foreign, state or local taxing authorities as of the date hereof or an adequate reserve has been established therefor in the Financial Statements; and true and correct copies of all federal income and state franchise and income Tax reports and returns beginning with the 1992 tax year have been heretofore delivered to Oakwood. The reserves for Taxes contained in the Financial Statements and carried on the books of Schult (other than any reserve for deferred taxes established to reflect temporary differences between book and tax income) are adequate to cover all Tax liabilities as of the date of this Agreement. Since December 31, 1996, neither Schult nor any Schult Subsidiary has incurred any material Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of Schult or any Schult Subsidiary (whether real, personal or mixed, tangible or intangible), and, except as set forth in the Disclosure Memorandum and as reflected in the Financial Statements, there are no pending or, to the best knowledge of Schult and each Schult Subsidiary, threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against Schult or any Schult Subsidiary. Neither Schult nor any Schult Subsidiary has granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Except as set forth in the Disclosure Memorandum, neither Schult nor any Schult Subsidiary is a party to any Tax allocation or sharing agreement. Schult and the Schult Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder that required withholding. For purposes of this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. Schult has never made an election under Section 341(f) of the Internal Revenue Code of 1954, as amended and all federal tax elections under the Code that are in effect with respect to Schult for the current and immediately preceding fiscal year are set forth in the Disclosure Memorandum

     4.11 Employees and Fringe Benefit Plans.

     (a) The Disclosure Memorandum sets forth the names and titles of all members of the Boards of Directors and officers of Schult and the Schult Subsidiaries and the names and positions of all employees of Schult and the Schult Subsidiaries whose annual rate of compensation exceeds $150,000 per annum, and the annual rate of compensation (and bonuses) being paid to each such member of the Boards of Directors, officer and employee as of the date hereof.

     (b) The Disclosure Memorandum sets forth each employment agreement of Schult or any Schult Subsidiary and each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of Schult or any Schult Subsidiary, whether legally binding or not, which affects its employees generally or affects one or more groups of its employees, including all "employee benefit plans" as defined by
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Plan" and collectively, the "Plans").

     (c) For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, Schult or the Schult Subsidiary has delivered to Oakwood correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent trust statement or other document detailing the investments and assets of such Plan, and all related trust agreements, insurance contracts, investment advisory contracts, service agreements and funding agreements that involve the operation or administration of such Plan.

     (d) Neither Schult or any Schult Subsidiary has any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan; (ii) to modify or change any Plan in any material respect; or
(iii) to maintain for any period of time any such Plan. An accurate and complete description of the funding policies (and commitments, if any) of Schult or any Schult Subsidiary with respect to each such existing Plan is set forth in the Disclosure Memorandum. None of the Plans is an "employee stock ownership plan" as defined by Section 4975(e)(7) of the Code or Section 407(d)(6) of ERISA or is invested in any securities issued by Schult or any of its affiliates.

     (e) None of Schult or any Schult Subsidiary or any Plan or any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to the Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner; there is no litigation, disputed claim, governmental proceeding or investigation pending or, to the best knowledge of Schult and each Schult Subsidiary, threatened with respect to any of the Plans, the related trusts or other funding media, or any fiduciary, trustee, administrator or sponsor of the Plans except (i) as set forth in the Disclosure Memorandum or (ii) for claims for health or medical benefits arising in the normal course of plan administration that have not progressed beyond the Plan's internal claims procedures and, if granted, will not differ in any material respect from the plan benefits historically provided under the Plan; except as set forth in the Disclosure Memorandum such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and in compliance in all material respects with all applicable provisions of ERISA and the Code; and, except as set forth in the Disclosure Memorandum each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified plan status covering such Plan's current terms and provisions and, since the date of each most recent determination letter, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Plan.

     (f) Schult and each Schult Subsidiary have complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage and hour related laws, anti-discrimination laws, employee safety and workers compensation laws and the coverage continuation requirements of Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA ("COBRA").

     (g) Except as set forth in the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Schult or any Schult Subsidiary to any employee or other person of an "excess parachute payment" within the meaning of
Section 280G of the Code, (ii) entitle any employee or former employee of Schult or any Schult Subsidiary to severance pay, unemployment compensation or any other payment, or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

     (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(l) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

     (i) Neither Schult nor any "affiliate" of Schult (defined herein to mean an entity which is a member of a "controlled group of corporations," or under "common control," with Schult as defined in Code Sections 414(b) or (c) or in the regulations promulgated thereunder) has ever participated in, contributed to or withdrawn from a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and neither Schult nor any Schult Subsidiary has incurred, or owes, any liability as a result of any partial or complete withdrawal by any employer from such a multiemployer plan as described under Sections 4201, 4203 or 4205 of ERISA.

     (j) None of Schult nor any Schult Subsidiary nor any "affiliate" of Schult (as defined above) has ever sponsored, maintained, participated in or contributed to an employee benefit plan or arrangement that is or was subject to Title IV of ERISA or any of the minimum funding standards or requirements of
Section 412 of the Code.

     4.12 Title to Assets.

     (a) Real Property and Leasehold Interests. All real property and improvements owned by Schult or any Schult Subsidiary (the "Real Property") and all leases of real property under which Schult or any Schult Subsidiary is a lessee or sublessee (the "Leases") are set forth in the Disclosure Memorandum. Schult or a Schult Subsidiary, as the case may be, has good and marketable indefeasible fee simple title to the Real Property free and clear of all liens, charges, security interests, easements, reservations, restrictions, encumbrances and other defects of title (collectively, "Encumbrances"), other than exceptions set forth in the Disclosure Memorandum (the "Exceptions") which Exceptions do not have a material adverse effect on the current use or occupancy of the Real Property or the value thereof. Schult has delivered to Oakwood copies of all Leases, including all amendments or supplements thereto and all notices from the landlord thereunder or its leasing agent with respect thereto, all of which are set forth in the Disclosure Memorandum. Schult or the Schult Subsidiary, as the case may be, has a valid and enforceable leasehold interest under all of the Leases, subject only to the terms and conditions set forth in the Leases and the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Neither Schult nor any Schult Subsidiary is in default under any Lease, and there does not exist any event which with notice or the lapse of time or both would constitute a default by either Schult or any Schult Subsidiary thereunder, except for such defaults that in the aggregate would not constitute a Schult Material Adverse Effect. To the best knowledge of Schult and each Schult Subsidiary, the landlord under each Lease is not in default thereunder and there does not exist any event which with notice or the lapse of time or both would constitute a default by such landlord thereunder, except for such defaults that in the aggregate would not constitute a Schult Material Adverse Effect. To the best knowledge of Schult and any Schult Subsidiary, each landlord under the Leases has good and marketable fee simple title to the premises leased under the Lease, subject to the leasehold interest of the lessee under the Lease. As to all such real property owned or leased by Schult or any Schult Subsidiary (the "Property"), except as set forth in the Disclosure Memorandum:

           (i) Schult and all Schult Subsidiaries have adequate rights of ingress and egress to all such Property;

           (ii) to the best knowledge of Schult and each Schult
      Subsidiary, there is no interest of any third party which impairs the current use of the Property by Schult or any Schult
      Subsidiary;

           (iii) the Property, as currently used by Schult or any Schult Subsidiary, is not in violation of any existing applicable, federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including, without limitation, building or environmental laws) affecting the Property which in any material respect would affect the value thereof or materially interfere with or materially impair the present and continued use thereof in the usual and normal conduct of the business of Schult or any Schult Subsidiary;

           (iv) no notice of violation of any applicable, federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement, affecting the Property or with respect to the use or occupancy of the Property, has been given to Schult or any Schult Subsidiary (or, to their knowledge, any of the lessors) by any governmental authority having jurisdiction over the Property or by any other person entitled to enforce the same;

           (v) to the best knowledge of Schult and each Schult Subsidiary, there is no (A) intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any lien upon the Property, (B) intended or proposed, federal, state or local statute ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current or proposed use of the Property, or (C) suit, action, or legal, administrative, arbitration or other proceeding (including, without limitation, any proceeding for condemnation) or governmental investigation pending, threatened or contemplated against or affecting the Property or the use thereof of any part;

           (vi) there are no encroachments onto the Property or any improvements on any adjoining property which in any material respect would affect the value thereof or interfere with or materially impair the present and continued use thereof in the usual and normal conduct of the business of Schult or any Schult Subsidiary, and no improvement on the Property materially encroaches on any adjoining property or any easements or right-of-ways on, under or over the Property;

           (vii) neither Schult nor any Schult Subsidiary is in breach of any, and each of them is currently complying in all material respects with all, covenants, conditions, restrictions, easements and similar matters affecting the Property;

           (viii) the buildings and improvements located on the Property, and the present use thereof, comply with all city, state and local zoning laws, ordinances and regulations; and

           (ix) the utilities (including electrical, gas, water supply and sewage) and the waste disposal facilities available at each such Property have been adequate for the business of Schult and the Schult Subsidiaries as currently conducted and as proposed to be conducted in the future.

      (b) Fixtures and Equipment. Schult or a Schult Subsidiary, as the case may be, has good and marketable fee simple title to all fixtures, structures and leasehold improvements on the Real Property (together with all fixtures, structures and leasehold improvements on the real property that is the subject of the Leases, the "Fixtures") and to all machinery and equipment, computers, office supplies, furniture, parts, transportation equipment and other tangible personal property (other than Inventory (hereinafter defined)) used in the businesses of Schult and the Schult Subsidiaries (the "Equipment"), free and clear of all Encumbrances other than those set forth in the Disclosure Memorandum (the "Permitted Encumbrances").

      (c) Inventory. Schult and each Schult Subsidiary has good and marketable fee simple title to all of their inventories of manufactured housing units reflected on the balance sheet included in the consolidated financial statements for Schult and the Schult Subsidiaries for the quarter ended September 27, 1997 (the "September 27, 1997 Balance Sheet") and all furniture, furnishings, raw materials, appliances, parts, tools and maintenance supplies and other personal property related thereto as reflected in the September 27, 1997 Balance Sheet plus additions made to such inventories and other personal property related thereto since September 27, 1997 and less such inventories and other personal property related thereto disposed of in the ordinary course of business since September 27, 1997 (the "Inventory"), free and clear of all Encumbrances except those set forth in the Disclosure Memorandum. Each item of Inventory is in good condition, not obsolete or materially defective and useable or saleable in the usual and ordinary course of business.

     (d) Receivables. At the Closing, all accounts receivable of Schult and any Schult Subsidiary reflected on the September 27, 1997 Balance Sheet plus additional accounts receivable of Schult or any Schult Subsidiary arising after September 27, 1997 and less any accounts receivables collected in full after September 27, 1997 (the "Receivables") will constitute valid and enforceable claims of Schult or the Schult Subsidiary, as the case may be, enforceable by it in accordance with the terms of the instruments or documents creating them, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     (e) Intangible Property. Schult has the right to use all material trade names, trademarks, service marks, copyrights, patents, and registrations thereof or applications therefor, and trade secrets, secret processes, customer lists, inventions, formula and other intellectual property used by Schult, all of which are set forth in the Disclosure Memorandum (collectively, the "Intangible Property"), in connection with its business as and where now conducted and as and where such Intellectual Property is now used, and, except as set forth in the Disclosure Memorandum neither Schult nor any Schult Subsidiary is a party to any agreement with any other person or entity with respect to the use of any of the Intangible Property. Each of Schult and the Schult Subsidiaries owns or possesses all licenses and permits, and all rights to use all trademarks, trade names, software or copyrights necessary or being used to conduct its business as and where now conducted and has not received any notice of conflict with the asserted rights of any others. An accurate and complete listing of all such trademarks, trade names, software or copyrights owned by, registered, licensed or used by Schult or any Schult Subsidiary which are material to the business of Schult and each Schult Subsidiary taken as a whole is set forth in the Disclosure Memorandum. There are no instances where it has been held or claimed, and, to the best knowledge of Schult and each Schult Subsidiary, there is no basis upon which a valid claim may be made, that any of the Intangible Property or any use of the Intangible Property by Schult or any Schult Subsidiary infringes upon any rights of any third party. To the best knowledge of Schult and the Schult Subsidiaries there has not been any material infringement or alleged infringement by any person of any of the Intangible Property.

     (f) Contract Rights. The Disclosure Memorandum sets forth all of the existing executory material contracts, agreements and commitments of Schult and each Schult Subsidiary of any kind or nature (excluding "Dealer Agreements" as hereinafter defined), including without limitation contracts, agreements and commitments which require Schult or any Schult Subsidiary to make payments thereunder during the next 12 months from the date of this Agreement in excess of $500,000 and including without limitation all joint venture, partnership and participation agreements, license agreements, leases, notes or other evidences of indebtedness, security agreements, mortgages, noncompetition agreements, and powers of attorney, whether written or unwritten, and all material supply agreements (collectively, the "Material Contracts"). The rights of Schult or any Schult Subsidiary, as the case may be, under all Material Contracts are valid and enforceable by Schult or the Schult Subsidiary, as the case may be, in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies. Neither Schult or the Schult Subsidiary, as the case may be, is in default in any material respects (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default) under the Material Contracts (including without limitation the Leases). To the best knowledge of Schult and each Schult Subsidiary, the other party to each Material Contract is not in default thereunder in any material respect (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default). All amendments or supplements to the Material Contracts and all notices with respect to such Material Contracts are set forth in the Disclosure Memorandum.

     4.13 Condition of Tangible Assets.

     (a) Fixtures. The Fixtures are in good condition and repair, ordinary wear and tear excepted.

     (b)  Environmental Matters.

     For purposes of this Agreement, the following terms shall have the following meanings:

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S. C. Sections 9601 et seq.;

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of (i) and (ii) below, "Claims") or to any material provision of any permit issued under any such Environmental Law, including without limitation:

     (i) any and all Claims by governmental or regulatory authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

     (ii) any and all Claims by any third party seeking damages, response costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, relating to violations or alleged violations of Environmental Laws, or arising from alleged injury or threat of injury to health, safety or the environment arising from Hazardous Materials;

     "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, written policy, or rule of common law now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health or safety, or Hazardous Materials, including without limitation: CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq.; the Federal Water Pollution
Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. Sections 136, et seq.; the Hazardous Materials

Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.; ("RCRA"); the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; the Occupational Safety and Health Act 29 U.S.C. Sections 651 et seq.; and any similar state or local law;

     "Hazardous Materials" shall mean "hazardous substances" as defined in
Section 101(14) of CERCLA, "hazardous waste" and "hazardous constituents" as defined in RCRA and its implementing regulations, and any other substances, wastes or materials defined as pollutants, contaminants, toxic, hazardous or harmful or dangerous to human health or the environment under any federal, state or local law, rules, regulation, ordinance, code or written policy, including, but not limited to:

      (i) any petroleum or petroleum products, chlorinated solvents, explosives, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyl (PCB's), including transformers or other equipment that contain dielectric fluid containing detectable levels of polychlorinated biphenyl's, and radon gas;

      (ii) any hazardous, toxic or dangerous waste, substance or material defined as such, or as harmful or dangerous to human health or the environment, in (or for purposes of) any current Environmental Law or currently listed as such pursuant to any Environmental Law; and

      (iii) any other chemical, material or substance, the addition of which to the air, earth, surface water or groundwater is prohibited, limited or regulated by any Environmental Law;

     "Improperly" means done in any manner that poses threat to human health, safety or the environment;

     "Schult Property" shall mean (i) any real property and improvements presently owned, leased, used, operated or occupied by Schult or any Schult Subsidiary, and (ii) any other real property and improvements at any previous time owned, leased, used, operated or occupied by Schult or any Schult Subsidiary (the "Former Property"); provided, however, that the representations and warranties in this Section 4.13 relating to the condition of any Former Property during the periods occurring after Schult's or a Schult Subsidiary's ownership, lease, use, operation or occupation thereof shall be made on the basis of the best knowledge of Schult or the Schult Subsidiary;

     "Release" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water (including surface or ground water) or air, or otherwise entering into in to the environment.

Except as set forth in the Disclosure Memorandum, to the best knowledge of Schult and each Schult Subsidiary:

           (i) Hazardous Materials have not at any time in any material respect been illegally generated, used, treated or stored on, or transported to or from, any Schult Property;

           (ii) no asbestos-containing materials or other Hazardous Materials have been installed in or affixed to structures on any Schult Property;

           (iii) Hazardous Materials have not at any time in any material respect been disposed of or otherwise Released on any Schult Property, and Hazardous Materials used on or generated at any Schult Property have not at any time in any material respect been illegally or Improperly disposed of on any other property;

           (iv) Schult and each Schult Subsidiary is currently, and has at all times in the past (except for such past infractions for which Schult and the Schult Subsidiaries are expected to have no current liability) been, in compliance in all material respects with all applicable Environmental Laws and the material requirements of any permits issued under such Environmental Laws with respect to any Schult Property;

           (v) there are no pending or threatened Environmental Claims against Schult, any Schult Subsidiary or any Schult Property and there have been no past Environmental Claims against Schult, any Schult Subsidiary or any Schult Property except (A) those set forth in the Disclosure Memorandum and (B) those which have been finally settled more than ten (10) years from the date hereof and for which Schult and the Schult Subsidiaries have no current liability;

           (vi) there are no facts or circumstances, conditions or occurrences on any Schult Property or otherwise that could reasonably be anticipated by Schult or any Schult Subsidiary:

                 (A) to form the basis of an Environmental Claim against
            Schult or any Schult Property; or

                 (B) to materially interfere with the ownership,
            occupancy or use of such Schult Property as currently used, or the ability to transfer such Schult Property, or the value of such Schult Property, under or as a result of any Environmental Law;

           (vii) there are not now, nor have there been at any time, any aboveground or underground storage tanks located on any Schult Property.

     (c) Equipment. All of the Equipment is in good condition and repair, ordinary wear and tear excepted.

     (d) Inventory. All of the Inventory consists of items of a quality and quantity usable in the ordinary course of Schult's and any Schult Subsidiary's business.

     4.14 Leases.

     Except as set forth in the Disclosure Memorandum, none of the Property or Equipment is leased by Schult or any Schult Subsidiary to any other party and, except for the premises subject to the Leases, none of the real or tangible personal property with a value of $50,000 or more used in the business of Schult or any Schult Subsidiary is leased by them from any other party.

     4.15 Adequacy of Assets.

     Schult and the Schult Subsidiaries own or otherwise have the right to use all of the assets and rights used in and forming a part of the business of Schult and the Schult Subsidiaries. Except as set forth in the Disclosure Memorandum (including the Schult capital expenditure budget for the current fiscal year included therein) and capital expenditures for any building expansions in Schult's 1999 fiscal year, Schult and the Schult Subsidiaries do not have any current plans to make any individual capital expenditures in excess of $250,000 during the two fiscal years beginning June 29, 1997.

     4.16 Arms-Length Transaction.

     Except as set forth in the Disclosure Memorandum, since June 28, 1997, all of the material transactions with other persons by Schult or a Schult Subsidiary have been conducted on an arms-length basis. Except as set forth in the Disclosure Memorandum, to the best knowledge of Schult and each Schult Subsidiary, none of the officers or directors of Schult or their respective Affiliates or Relatives (as such capitalized terms are hereafter defined) has any direct or indirect interest, ownership (other than through non-controlling investments in securities of publicly-held corporations) or profit participation in businesses which are competitors or potential competitors of Schult or a Schult Subsidiary. Except as set forth in the Disclosure Memorandum, neither Schult nor a Schult Subsidiary has any outstanding loans or other advances to any officer, director or employee of Schult or a Schult Subsidiary or their respective Affiliates or Relatives. Except as set forth in the Disclosure Memorandum, to the best knowledge of Schult and each Schult Subsidiary, none of the shareholders, officers or directors of Schult or any Schult Subsidiary or their respective Affiliates or Relatives is an Affiliate of any Dealer (as hereinafter defined) or of any other entity that has a material business relationship with Schult or any Schult Subsidiary (a "Material Business Entity"). "Affiliate" shall mean any person or entity which
(a) directly or indirectly controls, is controlled by or is under common control with a specified person or entity, (b) owns or controls 5% or more of the outstanding equity interests of a specified entity or (c) is an officer, director, general partner, trustee, manager, administrator, representative or agent of a specified entity. As used in this definition, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of an entity through ownership of voting securities or other ownership interests, contract, voting trust or otherwise. "Relative" means any brother or sister (whether by whole or half blood or adoption), spouse or lineal ascendant or descendant.

     4.17 Lawfully Operating.

     Except as set forth in the Disclosure Memorandum, Schult and each Schult Subsidiary have been and currently are conducting their business, and the Property has been and now is being used and operated, in compliance with all statutes, regulations, laws, orders, covenants, restrictions or plans of federal, state, regional, county or municipal authorities, agencies or board applicable to the same.

     4.18 Litigation.

     All pending and, to the best knowledge of Schult and each Schult Subsidiary, threatened lawsuits or administrative proceedings or investigations against Schult and any Schult Subsidiary are set forth in the Disclosure Memorandum. There are currently no pending, or, to the best knowledge of Schult and each Schult Subsidiary, threatened, lawsuits or administrative proceedings or investigations against Schult or any Schult Subsidiary or to which any of their assets are subject, which, if adversely determined, could have a Schult Material Adverse Effect or prevent or delay consummation of the Merger in any material respect, or otherwise prevent Schult from performing its obligations under this Agreement in any material respect. Neither Schult nor any Schult Subsidiary is subject to any currently existing order, writ, injunction, or decree relating to its operations. Except as set forth in the Disclosure Memorandum there are no material "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("SFAS 5")), which would be required by SFAS 5 to be disclosed or accrued in consolidated financial statements of Schult and the Schult Subsidiaries were such statements prepared at the time this warranty is made or deemed made.

     4.19 State Takeover Laws.

     No action is necessary on the part of Schult or any Schult Subsidiary to exempt any of the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination" and other anti-takeover laws of any state, including Article 23-1-42 of the IBCL.

     4.20 Labor Matters.

     Except as set forth in the Disclosure Memorandum, since December 31, 1992, neither Schult nor any Schult Subsidiary has been a party to any collective bargaining agreement or has been the subject of any union activity or labor dispute, and there has not been any strike of any kind called or, to the best knowledge of Schult and each Schult Subsidiary, threatened to be called against Schult or any Schult Subsidiary. To the best knowledge of Schult and each Schult Subsidiary, neither Schult nor any Schult Subsidiary has violated any applicable federal or state law or regulation relating to labor or labor practices or has any liability to any of its employees, agents, or consultants in connection with grievances by, or the termination of, such employees, agents or consultants.

     4.21 No Brokers.

     Except as set forth in the Disclosure Memorandum, neither Schult nor any Schult Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Schult or a Schult Subsidiary or Oakwood or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Neither Schult nor any Schult Subsidiary is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.22 Bank Accounts.

     The Disclosure Memorandum sets forth all bank accounts, vaults and safe deposit boxes used by, or in the name of, Schult or any Schult Subsidiary, including the account, vault or box number, the institution at which the account, vault or box is maintained, and the signatories authorized for the account or persons authorized to have access to the vault or box.

     4.23 Insurance.

     Schult and the Schult Subsidiaries have fire and casualty insurance policies with extended coverage (subject to certain deductibles) sufficient to allow them to replace any of their properties or assets that might be damaged or destroyed. Schult and the Schult Subsidiaries have business interruption insurance policies with coverage sufficient to allow them to recover losses associated with any business interruption. The Disclosure Memorandum sets forth all policies of insurance now in effect covering the assets, properties and business of Schult and the Schult Subsidiaries and all life insurance policies maintained by them and Schult has delivered an accurate and complete copy of each of such policies to Oakwood. Neither Schult or any Schult Subsidiary has done anything by way of action or inaction that invalidates any of such policies in whole or in part where such invalidation would have, individually or in the aggregate, a Schult Material Adverse Effect.

        4.24 Warranty and Product Liability Matters.

        Except as set forth in the Disclosure Memorandum, the products and services provided by Schult and the Schult Subsidiaries are in compliance in all material respects with and meet all express and implied warranties and the requirements and standards of all federal and state laws and regulations applicable to the sale or provision of such products and services, including without limitation the National Manufactured Housing Construction and Safety Standards Act of 1974, the Magnuson-Moss Warranty Federal Trade Commission Improvement Act and the regulations promulgated by the Consumer Products Safety Commission. Except as set forth in the Disclosure Memorandum, no product or service warranty or liability claims are pending or, to the best knowledge of Schult and each Schult Subsidiary, threatened against Schult or any Schult Subsidiary or in respect of products or services sold or provided by it, except such claims that in the aggregate would not have a Schult Material Adverse Effect.

        4.25 Warranty, Repurchase and Other Service Obligations.

        To the best knowledge of Schult and each Schult Subsidiary, (a) all material warranty obligations of Schult or any Schult Subsidiary and all material warranty contracts, agreements, understandings or arrangements to which Schult or any Schult Subsidiary is a party or by which any of its or their property or assets is bound, including without limitation express warranties, implied warranties and warranties established by a course of dealing and (b) all material service and repurchase contracts, agreements, understandings or arrangements to which Schult or any Schult Subsidiary is a party or by which any of its or their property or assets is bound are set forth in the Disclosure Memorandum and true and complete copies of any such agreements have heretofore been delivered to Oakwood.

        4.26 Dealer Arrangements.

        The terms of any loans to any dealer to whom Schult or a Schult Subsidiary currently sells manufactured homes (a "Dealer") are set forth in the Disclosure Memorandum. Any agreement, understanding or arrangement between Schult and/or any Schult Subsidiary, on the one hand, and a Dealer, on the other hand, is referred to herein as a "Dealer Agreement". True and complete copies of all written Dealer Agreements have heretofore been delivered to Oakwood. The Disclosure Memorandum sets forth (a) a general description of the arrangements generally applicable to the Dealers, including arrangements providing for rebates, discounts or other payments or concessions to the Dealers and (b) a list of the 25 Dealers who purchased the greatest number of manufactured homes from Schult during the fiscal year ended June 28, 1997 and during the 5 month period beginning June 29, 1997 (based on the dollar amount of such purchases and ranked in descending order) and a description of the specific arrangements to provide any rebates, discounts or other payments or concessions to each such Dealer. The rights of Schult or any Schult Subsidiary under each Dealer Agreement are valid and enforceable by Schult or the Schult Subsidiary, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies. Neither Schult nor any Schult Subsidiary, as the case may be, is in default in any material respect (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default) under the Dealer Agreements. To the best knowledge of Schult and each Schult Subsidiary, the other party to each Dealer Agreement is not in default thereunder in any material respect (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default). All amendments or supplements to the Dealer Agreements and all notices received since July 1, 1997 with respect to such Dealer Agreements are set forth in the Disclosure Memorandum. Except as set forth in the Disclosure Memorandum, no Dealer has indicated in any written or oral communication to Schult or a Schult Subsidiary that such Dealer has ceased to sell or otherwise deal in manufactured housing of Schult or any Schult Subsidiary, is experiencing financial difficulties, or is considering the cessation of business (or the material reduction in its level of business) with Schult or any Schult Subsidiary or with Oakwood following the Closing Date, or that Schult's or any Schult Subsidiary's relationship with such Dealer will be adversely affected by the transactions contemplated by the Merger.

        4.27 Guarantees.

        Except as set forth in the Disclosure Memorandum, neither Schult or any Schult Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person.

        4.28 Prospective Changes.

        Except as set forth in the Disclosure Memorandum, Schult knows of no impending changes in Schult's or any Schult Subsidiary's business, assets, liabilities, relations with employees, competitive situation or relations with suppliers or customers, or in any governmental actions or regulations affecting Schult's and Schult Subsidiaries' business, which, if they occur, could have a Schult Material Adverse Effect, except for (a) general economic conditions, (b) matters having a similar effect on Oakwood and Schult, (c) matters of general knowledge in the industry of which Oakwood should be aware due to the nature of its business or (d) pending or adopted federal statutes, laws and regulations with general applicability in the states where Oakwood currently does business.

        4.29 Full Disclosure.

        To the best knowledge of Schult and each Schult Subsidiary, all of the information set forth in the Disclosure Memorandum and their representations herein or in any Schedules and Exhibits hereto are true, correct, and complete in all material respects and no written representation, warranty, or statement made by Schult or any Schult Subsidiary in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement, in light of the circumstances under which it was made, not misleading to Oakwood.

ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF OAKWOOD AND MERGER SUB


        Oakwood and Merger Sub hereby jointly and severally represent and warrant Schult that:

        5.1 Organization and Qualification.

        Each of Oakwood and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

        5.2 Authority Relative to this Agreement.

        Each of Oakwood and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Oakwood and Merger Sub and the consummation by Oakwood and Merger Sub of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Oakwood or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than the filing and recordation of the appropriate merger documents as required by Indiana law). This Agreement has been duly and validly executed and delivered by Oakwood and Merger Sub and, assuming the due authorization, execution and delivery by Schult, constitutes a legal, valid and binding obligation of each of Oakwood and Merger Sub, enforceable against them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        5.3 No Conflict: Required Filings and Consents.

        (a) Except as set forth in Schedule 5.3 attached hereto, the execution and delivery of this Agreement by Oakwood and Merger Sub do not, and the performance of the transactions contemplated herein by Oakwood and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Oakwood or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Oakwood or Merger Sub or by which any property or asset of Oakwood or Merger Sub is bound or affected, or
(iii) result in any breach of or constitute a default (or any event which with notice or the passage of time or both would result in a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Oakwood or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Oakwood or Merger Sub is a party or by which Oakwood or Merger Sub or any property or asset of Oakwood or Merger Sub is bound or affected.

        (b) The execution and delivery of this Agreement by Oakwood and Merger Sub do not, and the performance of this Agreement by Oakwood and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) the pre-merger notification requirements of the HSR Act and (B) filing and recordation of appropriate merger documents as required by Indiana law, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Oakwood or Merger Sub from performing its obligations under this Agreement in any material respect.

        5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by, or on behalf of, Oakwood.

        5.5 Full Disclosure. To the best knowledge of Oakwood, all of the written information provided by it and its representations herein or in the Exhibits or any Schedules hereto are true, correct, and complete in all material respects and no written representation, warranty, or statement made by Oakwood in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement, in light of the circumstances under which it was made, not misleading to Schult.

                                  ARTICLE 6

COVENANTS

        6.1 Covenants of Oakwood and Schult. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent Schult consents in writing in the case of Oakwood's obligations and to the extent Oakwood consents in writing in the case of Schult's obligations), each of Oakwood and Schult covenants with the other that, insofar as the obligations relate to it:

        (a) Except as and to the extent required by law, Oakwood and Schult and their respective subsidiaries hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party(ies) hereto furnished, or to be furnished, by such other party(ies) or their representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Merger. Except as required by law, none of Schult or Oakwood or their respective representatives shall make any public statements regarding the Merger or this Agreement without the prior approval of the other party.

        (b) As soon as practicable Oakwood, Merger Sub and Schult shall cooperate and use their respective best efforts to file a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act with the Department of Justice and the Federal Trade Commission. Oakwood and Schult shall cooperate and consult with each other with respect to the preparation of the Notification and Report Forms and any other submissions, including but not limited to responses to written or oral comments or requests for additional information or documenting material by the Federal Trade Commission or the Antitrust Division of the Department of Justice, required to be made pursuant to the HSR Act in connection with the transactions contemplated hereby.

        (c) Oakwood, Merger Sub and Schult shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and other governmental authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as is reasonably practicable.

        (d) Until July 1, 1998, Oakwood and Schult and their respective subsidiaries shall not solicit employment of any employees of the other party or its respective subsidiaries.

        6.2 Covenants of Schult.

Schult covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Oakwood shall otherwise consent in writing):

        (a) Schult and each Schult Subsidiary shall carry on and conduct their respective businesses only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with Dealers, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

        (b) From the date hereof to the Effective Time, each of Schult and the Schult Subsidiaries shall allow all designated officers, attorneys, accountants and other representatives of Oakwood access at all reasonable times during regular business hours to the records and files, correspondence, audits, properties, personnel and accountants, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Schult and the Schult Subsidiaries.

        (c) Schult agrees (i) that it shall not, and shall direct and use its best efforts to cause Schult's directors, officers, employees, shareholders, advisors, accountants and attorneys (the "Representatives"), including such Representatives of any of Schult's affiliated entities or persons, not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, share exchange, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (whether to be sold by Schult or any of its shareholders) of Schult or any Schult Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations or discussions concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2(c); and (iii) that it will notify Oakwood immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 6.2(c) shall prohibit the Board of Directors of Schult from furnishing information to, or entering into discussions or negotiations with, or otherwise facilitating any effort or attempt to make or implement an Acquisition Proposal with, any person or entity that after the date hereof makes an unsolicited written, bona fide proposal (an "Unsolicited Proposal") to acquire Schult or its assets pursuant to a merger, consolidation, share exchange, sale of stock or sale of assets or other similar transaction, if, and only to the extent that (A) the Board of Directors of Schult receives the written opinion of counsel that such action is necessary for the Board of Directors of Schult to comply with its fiduciary duties to shareholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Schult provides reasonable notice to Oakwood to the effect that it is furnishing information to, or entering into discussions or negotiations with, or otherwise facilitating any effort or attempt to make or implement an Acquisition Proposal with, such person or entity.

        (d) Schult shall use its best efforts to obtain and furnish to Oakwood prior to the Effective Time the written consents required as a closing condition pursuant to Section 7.3(f).

        (e) Schult shall cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable after the date hereof for the purpose of considering and acting upon approval of the Plan of Merger. Schult will, through its Board of Directors, recommend to its shareholders approval of the Plan of Merger, unless the Board of Directors determines, after consultation with its legal and financial advisors, that such recommendation would be inconsistent with its performance of its fiduciary duties under applicable law. In connection with such meeting, Schult shall prepare and file an appropriate proxy statement in accordance with the requirements of the Exchange Act and the rules and regulations thereunder (the "Proxy Statement") and mail it to Schult's shareholders. The form and content of the Proxy Statement shall be reasonably satisfactory to Oakwood and its counsel. Schult and Oakwood will promptly advise each other if, at any time before the date of Schult's shareholders meeting or the Effective Time, it becomes aware that the Proxy Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. In such event, Schult or Oakwood, as the case may be, will provide the others with the information needed to correct such misstatement or omission. Oakwood will furnish to Schult for inclusion in the Proxy Statement all such information relating to Oakwood or Merger Sub as Schult or its counsel shall reasonably request. Schult shall notify Oakwood promptly of the receipt by it of any comments of the SEC and of any requests or supplements to the proxy Statement and will supply Oakwood with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement.

        (f) Schult and the Schult Subsidiaries will make all normal and customary repairs, replacements, and improvements to their facilities, and, except with the prior consent of Oakwood, will not dispose of any capital assets with a fair market value in excess of $50,000 other than Schult's idle facility in Ellaville, Georgia and a tract of approximately 2 acres in Redwood Falls, Minnesota.

        (g) Without limiting the generality of  the covenants set forth in
Section 6.2(a), neither Schult or any Schult Subsidiary will:

           (i) change any provision of the Articles of Incorporation or the Bylaws or equivalent organizational documents of Schult or any Schult Subsidiary;

           (ii) change the number of shares of the authorized, issued or outstanding capital stock of Schult or any Schult Subsidiary other than as the result of the issuance of shares of Schult Common Stock in connection with the exercise of a vested Schult Stock Option, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Schult or any Schult Subsidiary, or declare, set aside or pay any dividend or other distribution in cash or in kind with respect to the outstanding capital stock of Schult or any Schult Subsidiary;

           (iii) incur any liabilities or obligations, whether directly or indirectly, or by way of guaranty, and whether or not evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practices and prior periods;

           (iv) except as set forth in the Disclosure Memorandum (including the Schult capital expenditure budget for the current fiscal year, make any capital expenditures other than reasonable expenditures necessary to maintain existing assets in good working order and repair, reasonable wear and tear excepted;

           (v) pay any bonuses to any executive officer of Schult or any Schult Subsidiary except as set forth in the Disclosure Memorandum, enter into any new or amend any existing employment agreement with any person; adopt any new or amend in any respect any existing Plan, except as may be otherwise required by law; grant any increase in compensation or benefits of any kind to its employees, officers or directors, except regularly scheduled general increases in the ordinary course of business and consistent with past practices and policies; or effect any change in any respect in retirement benefits to any class of employees or officers, except as otherwise required by law;

           (vi) sell, mortgage, pledge, or otherwise dispose of or encumber any asset owned by Schult or any Schult Subsidiary, other than sales, mortgages, pledges, or other dispositions or encumbrances occurring in the ordinary and regular course of business consistent with past practices and prior periods;

           (vii) increase or deplete inventories, incur or collect receivables, or incur or pay trade payables or accrued liabilities in any manner other than consistent with past practices and prior periods, and in the ordinary course of business;

           (viii) cancel without payment or satisfaction in full, waive or extend the time for performance of, any notes, loans, or other obligations inuring to the benefit of Schult or any Schult Subsidiary;

           (ix) make any material modification of or amendment to any of the contracts set forth in the Disclosure Memorandum pursuant to this Agreement;

           (x) fail to maintain in full force and effect all insurance now carried by Schult or any Schult Subsidiary;

           (xi) institute any changes in management policy of a significant nature;

           (xii) take any action or fail to take any action that, if taken or omitted, would be required to be disclosed under the provisions of
      Section 4.9 of this Agreement; or

           (xiii) make any agreement or commitment by or on behalf of Schult to do or take any of the actions referred to in the foregoing subparagraphs
      (i) through (xii).

      (h) Without the prior written consent of Oakwood, Schult shall not take any action which would cause or would be likely to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Schult or any

Schult Subsidiary herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

     (i) Schult shall promptly provide to Oakwood monthly and quarterly consolidated financial statements of Schult.

     (j) Schult, prior to the Closing Date, shall deliver to Oakwood a copy of any reports filed with the SEC subsequent to the date of this Agreement, including without limitation its Quarterly Report on Form 10-Q for the quarter ended in December 1997, a copy of which shall have been delivered to Oakwood prior to its filing with the SEC and at least concurrently with a draft or copy of such report being delivered to Schult's counsel.

     6.3 Covenants of Oakwood. Oakwood covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Schult shall otherwise consent in writing):

     (a) Oakwood shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Oakwood herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

     (b) Oakwood shall not, and it shall cause its subsidiaries and affiliates to not, purchase any equity interest in Schult between the date hereof and February 15, 1998.

     (c) Oakwood has secured a commitment letter from NationsBank, N.A., and NationsBanc Montgomery Securities, Inc. dated January 2, 1998, and Oakwood agrees to negotiate in good faith with the agents for the lenders thereunder to obtain the financing contemplated thereby and to use its reasonable best efforts to complete and satisfy the conditions to financing set forth in such commitment letter.

ARTICLE 7

                                  CONDITIONS


     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) The Plan of Merger and the transactions contemplated hereby shall have been approved in the requisite manner by the holders of the issued and outstanding shares of capital stock of Schult entitled to vote thereon, which approval and the voting thereon shall be certified by the Chief Executive Officer of Schult.

     (b) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

     (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Oakwood and Schult, taken as a whole, following the Effective Time.

     (d) The applicable waiting period under the HSR Act shall have expired or been terminated.

     (e) The Board of Directors of Schult shall have received the written opinion of Chicago Corp., dated as of the date of the mailing of the Proxy Statement, which opinion shall not have been withdrawn as of the Closing Date, that the Merger Consideration is fair to the shareholders of Schult.

     7.2 Conditions to Obligation of Schult to Effect the Merger. The obligations of Schult to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Oakwood shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Oakwood and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date, and Schult shall have received a certificate of the president or the chief financial officer of Oakwood, dated the Closing Date, certifying to such effect.

     (b) Schult shall have received a good standing certificate dated no earlier than five days prior to the Effective Time for Oakwood from the Secretary of State of North Carolina and for Merger Sub from the Secretary of State of Indiana.

     (c) Schult shall have received from Oakwood and Merger Sub certified copies of all resolutions adopted by the Board of Directors and shareholders of Oakwood and Merger Sub in connection with this Agreement and the transactions contemplated hereby.

     7.3 Conditions to Obligation of Oakwood and Merger Sub to Effect the Merger. The obligations of Oakwood and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Schult shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Schult contained in this Agreement shall be true and correct as of the Closing and Oakwood shall have received a certificate of the Chief Executive Officer of Schult, dated the Closing Date, certifying to such effect to the best of such officer's knowledge and belief.

     (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the financial condition, business, operations or prospects of Schult or the Schult Subsidiaries, other than any such change that affects both Schult and Oakwood in a substantially similar manner.

     (c) Oakwood shall have received a written opinion letter, dated as of the Closing Date, from Baker & Daniels substantially in the form of Exhibit C attached hereto; provided, however, that such opinion letter may also contain any additional opinions reasonably requested by Oakwood that relate to matters that arise during Oakwood's due diligence review or otherwise in connection with the consummation of this Agreement and the transactions contemplated hereby.

     (d) Oakwood shall have completed a review of Schult's business operations and any matters disclosed pursuant to this Agreement and the Disclosure Memorandum (which review shall be completed no later than the later of January 23, 1998 or ten (10) days after the date on which the Disclosure Memorandum in satisfactory form is received by Oakwood (the "Due Diligence Completion Date")), and such review shall not disclose (i) any information or conditions not previously disclosed to the public which an investor would reasonably expect, in the aggregate, to have a Schult Material Adverse Effect or (ii) information or conditions, which even though previously generally disclosed to the public in whole or in part, indicates that the business, financial condition or results of operations of Schult and the Schult Subsidiaries, taken as a whole and excluding any changes or effects caused by changes in general economic conditions or changes generally affecting Schult's industry, is materially adversely different from what would be reasonably expected by an investor generally familiar with the Schult SEC Reports.

     (e) Schult and the holder of each unexercised Schult Stock Option shall have entered into agreements satisfactory to Oakwood as described in Section 3.5.

     (f) Consents in form satisfactory to Oakwood shall have been obtained with respect to those matters set forth in the Disclosure Memorandum as exceptions to the representations in Section 4.5(a) other than those consents where the failure to obtain such consents, in the aggregate or individually, would not, in Oakwood's reasonable judgment, constitute or result in a Schult Material Adverse Effect.

     (g) Oakwood shall have received certificates of existence for Schult and each Schult Subsidiary dated no earlier than five days prior to the Effective Time from the Secretary of State of each of their respective states of organization and from the Secretary of State of each state where Schult or any Schult Subsidiary is qualified to do business.

     (h) Oakwood shall have received Phase I environmental assessment reports covering all of the real property owned or leased by Schult or any Schult Subsidiary (which reports shall have been supplemented by additional Phases and reports if deemed necessary by the environmental consultant preparing such report to fully assess any environmental concerns) (the "Environmental Assessment"), the completeness of which reports shall be acceptable to Oakwood and shall not disclose remediation, clean-up, monitoring, removal and other work deemed advisable by the consultant exceeding $500,000. The costs of any Phase I environmental assessment reports (and any additional Phases and reports) prepared at Oakwood's request will be paid by Oakwood. Oakwood shall also have performed such additional due diligence with respect to any potential environmental liability of Schult or any Schult Subsidiary as it deems necessary or advisable and such additional due diligence shall not disclose any condition, circumstance or liability that would have, in Oakwood's reasonable judgment, either individually or in the aggregate, a Schult Material Adverse Effect.

     (i) The number of holders of Schult Common Stock who shall have asserted or are entitled to assert their rights as a dissenter with respect to their shares of Schult Common Stock and who shall not have withdrawn or lost such dissenters' rights shall not exceed 7.5% of the aggregate number of outstanding shares of Schult Common Stock.

     (j) Oakwood shall have received from Schult certified copies of all resolutions adopted by the Board of Directors and shareholders of Schult in connection with this Agreement and the transactions contemplated hereby.

     (k) Each of the officers and directors of Schult shall have resigned from Schult.

     (l) The following five employees of Schult shall have executed agreements, in form reasonably satisfactory to Oakwood and such employee, providing for (a) a two-year noncompetition period from the Effective Time, (b) a salary continuation through the second anniversary of the Effective Time at such employee's salary for Schult's fiscal year ended June 28, 1997 if Oakwood terminates such employee's employment for any reason, and (c) continuation of Schult's current severance policy for payment of severance benefits upon termination for other than cause in an amount equal to one-half week of pay for each year of service: Walter E. Wells, Ervin L. Bontrager, John P. Guequierre, William S. Reasor and Frederick A. Greenawalt.

     (m) Oakwood shall have obtained financing, in the amount of $100 million and on terms and conditions set forth in the commitment letter with NationsBank, N.A., and NationsBanc Montgomery Securities, Inc. dated January 2, 1998.

     (n) Oakwood shall have received a certificate dated the Closing Date from Harris Trust, Schult's transfer agent, as to the aggregate number of shares of capital stock of Schult issued and outstanding as of the Closing Date.

ARTICLE 8

                                 TERMINATION


     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement, by the mutual consent of Oakwood and Schult.

     8.2 Termination by Either Oakwood or Schult. This Agreement may be terminated and the Merger may be abandoned by action or authorization of the Board of Directors of either Oakwood or Schult if (a) the Merger shall not have been consummated by May 15, 1997, or (b) the approval of Schult's shareholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree. In addition, this Agreement is subject to termination by Oakwood as provided in the preamble to Article IV.

     8.3 Termination by Schult. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Schult, by action or authorization of the Board of Directors of Schult if (a) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Oakwood, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by Schult to Oakwood or (b) prior to the approval by Schult's shareholders of the transactions contemplated by this Agreement, Schult shall have received an Unsolicited Proposal and the Board of Directors of Schult, after consulting with its counsel, determines that to proceed with the Merger would violate its fiduciary duties and, not later than the time of such termination, Schult has paid any amount due Oakwood pursuant to Section 8.7.

     8.4 Termination by Oakwood. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action or authorization of the Board of Directors of Oakwood if (a) there has been a breach by Schult or any Schult Subsidiary of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Schult Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Schult or any Schult Subsidiary, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by Oakwood to Schult or the Subsidiary.

     8.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article or as provided in the preamble to Article IV, this Agreement shall be void and of no other effect (other than with respect to Sections 6.1(a) and 8.7 which shall remain in effect notwithstanding the termination of this Agreement), and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for the willful breach by a party of any of its representations, warranties, covenants or agreements contained herein), or on the part of the respective directors, officers, employees or agents of any of them.

     8.6 Extension: Waiver.

     At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     8.7  Cost Reimbursement Agreement.

     (a) Cost Reimbursement Agreement. Schult recognizes that Oakwood has and will spend significant time and resources in effecting the Merger. In recognition thereof, if, prior to July 15, 1998, Schult or its shareholders publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a transaction other than the Merger (a "Subsequent Transaction"), which, as announced, or as provided in such letter or agreement or as consummated, provides for or relates to (including all prior distributions to shareholders after the date hereof) the disposition of a controlling interest in Schult or any of the Schult Subsidiaries, or the sale, transfer or other distribution of assets constituting a majority (measured by fair market value) of the consolidated assets of Schult and the Schult Subsidiaries, Schult agrees to pay to Oakwood an amount equal to (1) 100 percent of the difference, up to $1 million, and
(2) 50 percent of the remaining difference above $1 million, between (i) the consideration to be paid in the Subsequent Transaction (including any and all distributions from Schult to its shareholders from the date hereof through the later of such announcement, letter of intent, agreement or consummation) and
(ii) the amount of $22.50 multiplied by the number of outstanding shares of Schult Common Stock on the date hereof; provided, however, the maximum amount payable under this Section 8.7 shall not exceed $3 million. If such Subsequent Transaction occurs following one or more distributions (including redemptions of securities) to Schult's shareholders after the date hereof, the consideration to be paid in such Subsequent Transaction shall be deemed to include the fair market value of all assets so transferred to Schult's shareholders. If such Subsequent Transaction involves less than all of the outstanding securities or assets of Schult, the consideration to be paid in such Subsequent Transaction shall be deemed to be the amount that would have been attributable to all of such outstanding securities, or assets, as the case may be, if all of the same had sold for total consideration proportionate to that paid for the portion thereof actually sold (or with respect to which there was an announcement, an agreement was reached or letter executed, as the case may be).

     (b) Any payment required to be made pursuant to this Section 8.7 shall be made as promptly as practicable but not later than five business days after the public announcement of the Subsequent Transaction, its consummation or the execution of the letter of intent, agreement in principle or definitive agreement, or understanding similar to the foregoing, for a Subsequent Transaction, whichever is earlier.

ARTICLE 9

                              GENERAL PROVISIONS


     9.1 Notices. Any notice to be given to a party in connection with this Agreement shall be in writing addressed to such party at such party's "Notice Address" set forth below, which Notice Address may be changed from time to time by such party by notice thereof to the other parties as herein provided. Any such notice shall be deemed effectively given to a party on the first to occur of (a) the third business day after the date of mailing thereof, if mailed to such party by first class registered or certified United States mail, postage prepaid, addressed to such party at such party's Notice Address, or (b) the date on which such notice is actually delivered (whether by mail, courier, hand delivery, facsimile transmission or otherwise) to such party's Notice Address and addressed to such party, if such delivery occurs on a business day, or if such delivery occurs on a day which is not a business day, then on the next business day after the date of such delivery, or (c) the date on which such notice is actually received by such party (or, in the case of a party that is not an individual, actually received by the individual designated in the Notice Address of such party). For purposes of the preceding sentence, a "business day" is any day other than a Saturday, Sunday or legal holiday at the place where the Notice Address of the recipient is located. The Notice Address of each party is as follows:

                  (a) Oakwood or Merger Sub:

                  Oakwood Homes Corporation
                  7800 McCloud Road
                  Greensboro, North Carolina 27409-9634

                  Attention:  Myles E. Standish

                  Facsimile No.: (910) 664-3224

                  with a copy to:

                  Kennedy Covington Lobdell & Hickman, L.L.P.
                  NationsBank Corporate Center, Suite 4200
                  100 North Tryon Street
                  Charlotte, North Carolina 28202

                  Attention: Stephen K. Rhyne

                  Facsimile No.: (704) 331-7598

                  (b) Schult:

                  Schult Homes Corporation
                  221 U.S. 20 West
                  P.O. Box 1512
                  Middlebury, Indiana  46540
                  Attention:  Walter E. Wells

                  Facsimile No.:  (219) 825-7569

                  with a copy to:

                  Baker & Daniels
                  301 South Main Street, Suite 307
                  Elkhart, Indiana  46516

                  Attention:  Kennard R. Weaver

                  Facsimile No.:  (219) 296-6001

     9.2 Expenses.

     All costs and expenses incurred by a party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that in no event shall any costs and expenses incurred by any party hereto reduce the consideration to be received by the shareholders of the Schult in exchange for their shares of Schult Common Stock as provided in the Plan of Merger.

     9.3 Assignment, Binding Effect, Benefit.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9.4 Entire Agreement.

     This Agreement, the Exhibits and the Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.5 Amendment.

     This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of Schult, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of Oakwood, Merger Sub and Schult.

     9.6 Governing Law.

     The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of North Carolina applicable to contracts made and to be performed wholly within such state.

     9.7 Counterparts.

     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     9.8 Headings.

     Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.


     9.9 Interpretation.

     In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships, limited liability companies, trusts, associations and other entities.

     9.10 Waivers.

     Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.11 Severability.


     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12 Enforcement of Agreement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.13 Effectiveness.

        This Agreement shall be effective upon the execution hereof by Oakwood, Merger Sub and Schult, and upon such execution shall constitute a legal, valid and binding obligation of each of Oakwood, Merger Sub and Schult.

                                     ***

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the any and year first written above.

                                        OAKWOOD HOMES CORPORATION
ATTEST:



By:___________________________          By:____________________________________
                                        Name: _________________________________
                                        Title: ________________________________


                                        SCHULT HOMES CORPORATION
ATTEST:


By:___________________________          By:____________________________________
                                        Name: _________________________________
                                        Title: ________________________________


                                        A & B ACQUISITION CORP.
ATTEST:


By:___________________________          By:____________________________________
                                        Name: _________________________________
                                        Title: ________________________________

                                 SCHEDULE 3.2

                                   OPTIONS


NAME                              YEAR      NUMBER OF OPTIONS  OPTION PRICE
----                              ----      -----------------  ------------
Walter E. Wells                   1995           12,000        $12.71
Frederick A. Greenawalt           1995            3,600        $12.71
Francis M. Kennard                1995            6,000        $12.71
Ervin L. Bontrager                1995            9,000        $12.71
William S. Reasor                 1995            6,000        $12.71
John P. Guequierre                1995           12,000        $12.71
James Jones                       1995            4,800        $12.71
Lionel Clark                      1995            4,800        $12.71
Warren Keyes                      1995            2,100        $12.71
Pete Janatello                    1995            4,800        $12.71
Don Swank                         1995            4,800        $12.71
Tony Watson                       1995            4,800        $12.71
Rod Cellmer                       1995            4,800        $12.71
Jim Toth                          1995            4,800        $12.71
Ron Schultz                       1995            4,800        $12.71
Art Willard                       1995            2,100        $12.71
Mike Wolf                         1995            4,800        $12.71

Walter E. Wells                   1996            6,000        $19.79
Frederick A. Greenawalt           1996            2,400        $19.79
Francis M. Kennard                1996            2,400        $19.79
Ervin L. Bontrager                1996            4,950        $19.79
William S. Reasor                 1996            3,000        $19.79
John P. Guequierre                1996            6,000        $19.79
James Jones                       1996            2,400        $19.79
Lionel Clark                      1996            2,400        $19.79
Warren Keyes                      1996              600        $19.79
Pete Janatello                    1996            2,400        $19.79
Don Swank                         1996            2,400        $19.79
Tony Watson                       1996            2,400        $19.79
Rod Cellmer                       1996            2,400        $19.79
Jim Toth                          1996            2,400        $19.79
Alan Froehle                      1996            4,800        $19.79
Ron Schultz                       1996            2,400        $19.79
Art Willard                       1996            1,050        $19.79
Mike Wolf                         1996            2,400        $19.79

Lionel Clark                      1997            9,000        $18.125
Pete Janatello                    1997            9,000        $18.125

Don Swank                      1997         9,000        $18.125
Tony Watson                    1997         9,000        $18.125
Rod Cellmer                    1997         9,000        $18.125
Jim Toth                       1997         4,000        $18.125
Mike Wolf                      1997         9,000        $18.125
Art Willard                    1997         2,000        $18.125

Granted Under Employment Letter Dated December, 1997:
Mike Wolf subject to agreement              8,000        -----

                                 SCHEDULE 5.3
                        Required Filings and Consents


None.

                                  EXHIBIT A

                              ARTICLES OF MERGER
                                      OF
                           A & B ACQUISITION CORP.
                                WITH AND INTO
                           SCHULT HOMES CORPORATION

     Pursuant to Section 23-1-40-5 of the Indiana Business Corporation Law, the undersigned Indiana corporation, as the surviving corporation in a merger, hereby submits the following Articles of Merger:

1. The name of the surviving corporation is Schult Homes Corporation, a corporation organized under the laws of Indiana; and the name of the merged corporation is A & B Acquisition Corp., a corporation organized under the laws of Indiana.

2. Attached is a copy of the Plan of Merger that was duly adopted in the manner prescribed by law.

3. The Plan of Merger was approved unanimously by the Board of Directors of the surviving corporation. Prior to the consummation of the merger effected hereby the surviving corporation had outstanding _____________ Common Shares, no par value, each of which entitled the holder thereof to one vote with respect to approval of the Plan of Merger. ___________ shares were voted in favor of the Plan of Merger and _________ were voted against the Plan of Merger.

4. The Plan of Merger was approved unanimously by the Board of Directors of the merged corporation. Prior to the consummation of the merger effected hereby the merged corporation had outstanding 1,000 shares of Common Stock, $.50 par value, each of which entitled the holder thereof to one vote with respect to approval of the Plan of Merger. All of the merged corporation's outstanding shares were voted in favor of the Plan of Merger.

This the _____ day of ___, 1998

                                   SCHULT HOMES CORPORATION


                                   By: _____________________________
                                   Name:____________________________
                                   Title:___________________________

                                                                      EXHIBIT B
      PLAN OF MERGER
      OF
      A & B ACQUISITION CORP.
      WITH AND INTO
      SCHULT HOMES CORPORATION

           This Plan of Merger sets forth the terms and conditions upon which, at the Effective Time (as hereinafter defined), A & B Acquisition Corp. shall be merged with and into Schult Homes Corporation:

           1. Constituent Corporations; Surviving Corporation. The constituent corporations party to this Plan of Merger (the "Constituent Corporations") are Schult Homes Corporation, an Indiana Corporation ("Schult"), and A & B Acquisition Corp., an Indiana corporation ("Merger Sub"). Merger Sub shall be merged with and into Schult (the "Merger"), and Schult shall be the surviving corporation in the Merger (the "Surviving Corporation"), with its corporate name continuing to be "Schult Homes Corporation."

           2. Effective Time. The Merger shall become effective at the time appropriate Articles of Merger, including this Plan of Merger, are filed with the Secretary of State of Indiana (the "Effective Time").

           3. Terms and Conditions of Merger; Abandonment. The Merger shall be effected in accordance with the terms and conditions set forth in this Plan of Merger. The Merger may be abandoned at any time prior to the Effective Time in the event that the Acquisition Agreement, dated as of January 5, 1998 (the "Merger Agreement"), by and among the Constituent Corporations and Oakwood Homes Corporation, a North Carolina corporation ("Oakwood"), shall be terminated. The obligations of the Constituent Corporations to cause Articles of Merger to be filed to effect the Merger are subject to the satisfaction or waiver of the conditions to the closing under the Merger Agreement.

           4. Effect of Merger. At the Effective Time, Merger Sub will be merged with and into Schult with the effects set forth in Section 23-1-40-6 of the Indiana Business Corporation Law, and the separate corporate existence of Merger Sub shall cease and the corporate existence of Schult shall continue as the Surviving Corporation. The Articles of Incorporation and Bylaws of Schult as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation after the Effective Time until they may be thereafter duly amended in accordance with applicable law. The manner and basis of converting and exchanging the shares of the Constituent Corporations is set forth in Section 5 hereof.

        5. Conversion of Shares. At the Effective Time, (a) each Common Share of Schult ("Schult Common Stock") issued and outstanding immediately prior to the Effective Time [(other than any Dissenting Shares, if applicable and as defined in Section 6(f) below)] shall be automatically converted into the right to receive a cash amount equal to $22.50 per share (the "Per Share Amount"); and (b) each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Common Stock of the Surviving Corporation. From and after the Effective Time, Oakwood, as holder of all the outstanding shares of Merger Sub Common Stock, shall have the right to receive a certificate evidencing ownership of all of the Common Stock of the Surviving Corporation as provided hereinabove upon its surrender of the certificate or certificates representing all shares of Merger Sub Common Stock. Until such surrender, each certificate evidencing ownership of any such shares of Merger Sub Common Stock shall, at the Effective Time, evidence ownership of the same number of shares of the Common Stock of the Surviving Corporation without any requirement for any exchange of certificates or further action.

        6. Exchange of Certificates and Cash.

        (a) Deposit of Merger Consideration. Immediately prior to the Effective Time, Oakwood shall deposit, or cause to be deposited, with or for the account of a bank or trust company designated by Oakwood and mutually acceptable to Oakwood and Schult (the "Exchange Agent"), for the benefit of the holders of shares of Schult Common Stock [(other than any Dissenting Shares (as defined in subsection (f) below)], for exchange in accordance with this Section 6, cash in the aggregate amount required to be exchanged for all outstanding shares of Schult Common Stock [(including for this purpose Dissenting Shares)] pursuant to Section 5 hereof (the "Merger Consideration"). The Exchange Agent shall, pursuant to irrevocable instructions, hold the Merger Consideration pending remittance thereof to holders of shares of Schult Common Stock [(or, with respect to Dissenting Shares, to the Surviving Corporation)] in accordance with this Section 6. The Merger Consideration shall not be used for any other purpose. The Merger Consideration may be invested only in permitted investments specified by Oakwood to the Exchange Agent prior to the Effective Time. In the event that any such investments reduce the Merger Consideration to an amount which is less than that required to be exchanged for all shares of Schult Common Stock [(including for this purpose Dissenting Shares)] pursuant to Section 5 hereof which have not theretofore been exchanged, the Surviving Corporation shall, upon written notice thereof from the Exchange Agent, promptly make up any such shortfall. Any interest, dividends or other income earned on the investment of the Merger Consideration while held by the Exchange Agent shall be for the account of the Surviving Corporation.

        (b) Surrender of Certificates; Payment of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to mail to each holder of record, as of immediately prior to the Effective Time, of the outstanding shares of Schult Common Stock [(other than Dissenting Shares)] (a) a letter of transmittal and (b) instructions to effect the surrender of such holder's certificates for such holder's shares of Schult Common Stock (the "Certificates") in exchange for the cash such holder is entitled to receive hereunder, each in a form approved by Oakwood prior to the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the duly executed letter of transmittal, the holder of record of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Per xliv

      Share Amount multiplied by the number of shares of Schult Common Stock evidenced by the Certificate. No interest from the Effective Time will be accrued or paid on any cash payable upon surrender of Certificates.
      In the event of a transfer of ownership of any shares of Schult Common Stock which is not registered in the transfer records of Schult, cash may be paid in accordance with this Section 6 to a transferee if the Certificate evidencing such shares of Schult Common Stock is presented to the Exchange Agent, accompanied by all documents necessary to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
      Section 6(b), each Certificate shall be deemed at any time after the Effective Time to evidence, and the holder of shares of Schult Common Stock evidenced thereby shall have, only the right to receive upon such surrender the appropriate portion of the Merger Consideration; and all other rights of such holder as a shareholder of Schult shall cease at the Effective Time, except as otherwise required by the Indiana Business Corporation Law.

           (c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof pursuant to Section 5 hereof.

           (d) Termination of Deposit with the Exchange Agent. Any portion of the Merger Consideration deposited with the Exchange Agent which remains undistributed to the holders of shares of Schult Common Stock for 270 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Schult Common Stock who have not theretofore complied with this Section 6 shall thereafter look only to the Surviving Corporation for the Merger Consideration to which they are entitled pursuant to this Section 6. Neither Oakwood nor the Surviving Corporation shall be liable to any holder of shares of Schult Common Stock for any cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (e) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of Schult shall be closed and there shall be no further registration of transfers of shares of Schult Common Stock thereafter on the records of Schult.

           [(f) Dissenting Shares. Notwithstanding any other provision of this Agreement, shares of Schult Common Stock that are outstanding immediately prior to the Effective Time and which are held by a holder of shares of Schult Common Stock who shall have (i) duly given written notice to Schult, prior to the taking of the vote by Schult's shareholders on approval of this Plan of Merger, of such holder's intent to dissent from the Merger and demand payment of the "fair value" of such shares in accordance with Sections 23-1-44 et seq. of the Indiana Business Corporation Law (the "Dissenters' Rights Provisions"), (ii) not voted such shares in favor of the Merger, and (iii) not withdrawn, waived or otherwise lost or forfeited such holder's dissenter's rights under the Dissenters' Rights Provisions prior to the xlv

       Effective Time (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive any part of the Merger Consideration. Such Dissenting Shares shall instead be converted into the right to receive from the Surviving Corporation payment of the "fair value" thereof in accordance with the Dissenters' Rights Provisions, except that all Dissenting Shares held by holders who after the Effective Time shall have failed to perfect or who effectively shall have withdrawn, waived or otherwise lost or forfeited their dissenters' rights under such Dissenters' Rights Provisions shall thereupon be deemed to have been converted into and to become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate part of the Merger Consideration, upon surrender, in the manner provided in this Section 6, of the Certificate or Certificates that formerly evidenced such shares of Schult Common Stock. Upon application by the Surviving Corporation to the Exchange Agent therefor, accompanied by the Certificate or Certificates formerly evidencing Dissenting Shares and a certificate of the Surviving Corporation to the effect that there has been paid, or will be paid contemporaneously with the remittance to the Surviving Corporation of the Merger Consideration otherwise allocable to such Dissenting Shares, the amount to which the holder thereof is entitled, or has agreed with the Surviving Corporation to receive, as payment for such Dissenting Shares pursuant to the exercise of such holder's dissenters' rights, then the Exchange Agent shall remit to the Surviving Corporation that part of the Merger Consideration otherwise (but for the exercise of such dissenters' rights) allocable to such Dissenting Shares. In such event, remittance to the Surviving Corporation shall be a full acquittance of the Exchange Agent with respect thereto, and, to the extent such payment was not previously made, the holder of such Dissenting Shares shall look only to the Surviving Corporation for the payment to which such holder is entitled with respect to such Dissenting Shares.]

                                    *****

                            End of Plan of Merger




                                     xlvi

                                  EXHIBIT C

                     FORM OF OPINION OF SCHULT'S COUNSEL

                                    [Date]

      Oakwood Homes Corporation
      7800 McCloud Road
      Greensboro, North Carolina  27409

      Ladies and Gentlemen:

           We have acted as counsel to Schult Homes Corporation, an Indiana corporation (the "Company"), in connection with the transactions contemplated by the Acquisition Agreement dated January 5, 1997 (the "Agreement") between the Company, Oakwood Homes Corporation, a North Carolina corporation ("Oakwood"), and A & B Acquisition Corp., an Indiana corporation ("Merger Sub"). This opinion letter is delivered pursuant to
      Section 7.3(c) of the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as are ascribed to them in the Agreement.

           As such counsel, we have examined originals or copies of the Agreement, the Articles of Merger and the Plan of Merger (all of such documents being referred to collectively herein as the "Transaction Documents"). We have also examined the articles of incorporation and bylaws of the Company and each Schult Subsidiary, certified resolutions of the Board of Directors of the Company with respect to the transactions contemplated by the Transaction Documents, certificates of officers of the Company and public officials, and such other documents, and have made such other investigations, as we have deemed necessary or appropriate for the purpose of giving the opinions herein expressed. As such counsel, we have participated in the preparation of the Transaction Documents and have consulted with officers of the Company concerning the terms and provisions thereof and the representations and warranties made by the Company therein.

           In giving the opinions expressed herein and making our investigations in connection herewith, we have assumed (a) the due authorization, execution and delivery by the parties thereto other than the Company and the Schult Subsidiaries of the documents examined by us, (b) the genuineness of all signatures of individuals, (c) the personal legal capacity of all individual signatories, (d) the authenticity of all documents presented to us as originals, (e) the conformity to the originals of all documents presented to us as copies, and (f) the integrity and completeness corporate minute books of the Company and each Schult Subsidiary presented to us for our examination. We have also assumed that the terms of the Transaction Documents have not been modified, supplemented or qualified by any other agreements or understandings (written or oral) of the parties thereto, or by any course of dealing or trade custom or usage, in any manner affecting the opinions expressed herein. Nothing has come to our attention in the course of our representation of the Company in connection with the xlvii

Oakwood Homes Corporation
____________, 1998
Page xlviii of 5


   transactions contemplated by the Transaction Documents that would cause us to believe that the foregoing assumptions are unwarranted.

        We note that the Agreement provides that it is to be governed by the laws of North Carolina. Our opinion herein as to the legality, validity, binding effect and enforceability of the Agreement is intended to address both the effectiveness under Indiana law of such choice of law provision and the legality, validity, binding effect and enforceability of the Agreement under Indiana and federal law were the Agreement, notwithstanding such provision, governed by the laws of the State of Indiana, and is not intended to address matters of North Carolina law.

        We express no opinion herein concerning the possible application to the Transaction Documents, the transactions contemplated thereby, or the obligations of the parties thereunder of Section 548 of the Bankruptcy Code, 11 U.S.C. Section 548 or other similar laws relating to "fraudulent transfers" or "fraudulent conveyances."

        Opinions or statements herein given "to the best of our knowledge" and the factual matters on which we have relied in giving other opinions herein (except for our opinions as to corporate matters that we have given in reliance upon our own investigation of the Company's corporate minute books and stock records and certificates of officers of the Company and public officials) are based upon (a) information coming to our attention in the course of our representation of the Company in connection with the transactions contemplated by the Transaction Documents, or otherwise actually known to the lawyers in our firm who have given substantive attention to such transactions, (b) the Company's representations and warranties contained in the Transaction Documents, and (c) inquiries of representatives of the Company whom we believe to be reasonably well informed as to the factual matters in question, but without any other investigations made for purposes of giving such opinions or statements unless otherwise stated herein. However, nothing has come to our attention in the course of our representation of the Company in connection with the transactions contemplated by the Transaction Documents that would cause us to believe that our reliance thereon for purposes of such opinions is unwarranted.

        Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that:

        1. The Company is a corporation duly organized and validly existing in good standing under the laws of Indiana and has the full corporate power and authority to own its properties and to carry on its business as now being conducted. Each Schult Subsidiary is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation and has the full corporate power and authority to own its properties and to carry on business as now being conducted.

Oakwood Homes Corporation
____________, 1998
Page xlix of 5


           2. The Company is duly qualified and in good standing as a foreign corporation to do business in ____________, _____________ and _____________.[Add parallel for subsidiaries, if applicable]

           3. The Company has full corporate power and authority to execute and deliver and perform its obligations under the Transaction Documents, and all corporate actions or approvals required for the execution, delivery and performance thereof by the Company have been duly taken or obtained. The Merger and the Plan of Merger have been duly and validly approved by the Board of Directors and the shareholders of the Company in accordance with the Indiana Business Corporation Law.

           4. The authorized capital of the Company consists of (a) 10,000,000 Common Shares, without par value (the "Common Stock"), of which 4,475,875 shares are issued and outstanding, including __________ shares issued pursuant to the Company's Employee Share Purchase Plan during January 1998 and __________ shares issued in connection with exercises of outstanding Schult Stock Options since January 5, 1998, and __________ shares are reserved for issuance upon the exercise of options granted under the Company's 1995 Share Incentive Plan and any other employee stock option plan or program, ______ shares are reserved for issuance upon the exercise of options granted under the Company's Directors Deferred Compensation Plan and any other director stock option plan or program and 8,000 shares are reserved for future issuance pursuant to an option granted to Mike Wolf with an aggregate option price of $1.00 and
      (b) 2,000,000 Preferred Shares, none of which are issued or outstanding. All of the issued and outstanding shares of Common Stock were validly issued, fully paid and nonassessble and were not issued in violation of any preemptive rights. All shares of Common Stock subject to issuance pursuant to a Schult Stock Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and such options were not granted in violation of any preemptive rights. Except for the Schult Stock Options, to the best of our knowledge there are no outstanding options, warrants, or conversion, subscription or similar rights which obligate or may in the future obligate the Company to issue any additional shares of its capital stock. The authorized capital stock of each Schult Subsidiary is as follows:
      [insert name and capital structure]. Each outstanding share of capital stock of a Schult Subsidiary has been duly authorized, validly issued, and is fully paid and nonassessable, was not issued in violation of any preemptive rights and is owned by the Company or a Schult Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements or limitations on the Company's or such other Schult Subsidiaries' voting rights, charges, and other encumbrances of any nature whatsoever.

           5. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Oakwood Homes Corporation
____________, 1998
Page 1 of 5


i. Neither the execution and delivery by the Company of the Transaction Documents nor its compliance with the provisions thereof constitute or will constitute a violation of the articles of incorporation or bylaws of the Company or any Schult Subsidiary or any applicable law or regulation, or, to the best of our knowledge, conflict with or result in any breach of any material contract or agreement to which either the Company or any Schult Subsidiary is now a party or by which it or its property is bound, or any judgment, writ, order or decree of any judicial or administrative authority by which the Company, any Schult Subsidiary or their property is bound. To the best of our knowledge, no consent, approval or authorization of, or prior notice to or prior filing with, any governmental authority or other third party, not heretofore obtained, given or filed as required, is required of the Company in connection with the execution and delivery by the Company of the Transaction Documents or as a condition to the enforceability thereof, other than the filing of Articles of Merger with the Indiana Secretary of State.

           7. To the best of our knowledge, except as set forth in the Disclosure Memorandum there are no pending or overtly threatened actions, suits or proceedings against the Company or any Schult Subsidiary or its properties, nor do any facts exist which could serve as the basis for any such action, suit or proceeding, before any court, arbitrator or governmental or administrative body or agency (a) seeking to enjoin, prevent or challenge the transactions contemplated by the Transaction Documents or claiming damages with respect thereto, or (b) in which the likelihood of an outcome materially and adversely affecting the Company, its business or financial condition, or its ability to duly perform its obligations under the Transaction Documents, is not remote.

           8. Upon the filing of the Articles of Merger, together with the Plan of Merger attached thereto, with the Indiana Secretary of State, the Merger shall be effective in accordance with the terms of the Plan of Merger and the Indiana Business Corporation Law.

           9. The Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1997, when filed with the Securities and Exchange Commission (the "Commission"), complied as to form in all material respects with the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission thereunder. We participated in the preparation of the Proxy Statement and such Form 10-K and, based solely on such participation, we advise you that we have no reason to believe that, with respect to the Proxy Statement as of its date and as of the date hereof, and with respect to the Form 10-K as of the date it was filed with the Commission, either the Proxy Statement or the Form 10-K contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

           10. The shareholders of Schult do not have dissenters' rights under the Indiana Business Corporation Law in connection with the Merger.

           This opinion letter is delivered solely for your benefit in connection with the closing under the Agreement and may not be relied upon by any other person or for any other purpose without our prior written consent. The opinions set forth herein are limited to matters governed by the laws of the State

Oakwood Homes Corporation
____________, 1998
Page li of 5


of Indiana and the federal laws of the United States, and the laws of the States of Incorporation of the Schult Subsidiaries with respect to which, with your permission, we are relying on the opinions of counsel licensed to practice in such jurisdictions attached hereto. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.


                                Very truly yours,



                                BAKER & DANIELS

Oakwood Homes Corporation
____________, 1998
Page lii of 5



                         END OF ACQUISITION AGREEMENT